UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2007 (September 26, 2007)

TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31679 (Commission File No.)	84-1482290 (IRS Employer Identification No.)

410 17th Street, Suite 1850
Denver, CO 80202
(Address of principal executive offices, including zip code)

(303) 565-4600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 REGISTRANT’S BUSINESS AND OPERATIONS.
ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 26, 2007, Teton Energy Corporation (“Teton”) entered into an Asset Exchange Agreement (the “Agreement”) with Teton Piceance LLC, the Company’s wholly owned subsidiary (“Teton Piceance,” and collectively with Teton, the “Company”), and Delta Petroleum Corporation, a Delaware corporation (“Delta”). Pursuant to the Agreement, the Company agreed to sell to Delta 12.5% working interest position, or one-half of its 25% working interest position, in certain oil and gas rights and leasehold assets covering the 6,314 gross acres in the Piceance Basin in Western Colorado held by Teton Piceance, in exchange for (i) $33 million in cash (of which a deposit of $1,000,000 to be paid to Teton prior to closing), excluding industry standard adjustments to be determined within 90 days after closing; and (ii) all of Delta’s rights, title and interest in certain proved producing oil and gas properties and undeveloped acreage located in the Denver-Julesburg (“DJ”) Basin, which Teton has valued at approximately $5 million. The exchange of properties is effective as of July 1, 2007.

The Company also agreed to notify Delta in the event that it decides to sell the remainder of its 12.5% interest in the Piceance Basin, and provide Delta with a period of 30 days in which to make a first offer to purchase such property. Pursuant to the Agreement, Teton may accept or reject any such offer within five business days of Delta’s offer. If Teton rejects Delta’s offer, Teton may sell such property free and clear of any interest or claim of Delta within 60 days following the earlier of (i) the date of Delta’s offer, or (ii) the expiration of the thirty-day notice period, provided that Teton may not sell the property within such period for cash or other consideration in an amount less than the amount of cash or other consideration offered by Delta. Delta’s right to make a first offer to purchase such property shall not apply in the event that such property is sold as part of any sale of all or substantially all of the assets of Teton and/or its affiliates or the sale of a controlling interest in the stock of Teton or in the event of a merger; provided, however, that any purchaser or successor in any such transaction shall take such property subject to the right of first offer contained in the Agreement.

The foregoing summaries of the Agreement and the transaction do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents, copies of which are attached as exhibits to this Current Report on Form 8-K.

SECTION 7 REGULATION FD.
ITEM 7.01 REGULATION FD DISCLOSURE.

On September 26, 2007, the Company announced that it entered into the Agreement to sell a 12.5 percent working interest position, or half of its 25 percent working interest position, in the Piceance Basin assets to Delta, in exchange for cash and oil and gas assets. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

The property acquired from Delta is proved producing oil and gas properties and undeveloped acreage located in Washington and Yuma counties in Eastern Colorado. The properties include 28 oil and gas wells and related infrastructure, as well as approximately 504,000 undeveloped gross acres. The estimated revenue from the DJ properties for the third quarter of 2007 is approximately $804,000 before production taxes and after gathering charges. This includes approximately 12 thousand barrels of oil and 33 thousand MMCF's of gas. Oil sales were approximately 85% and gas sales were approximately 15% of the total estimated sales. The Company estimates that the fair value of the DJ properties is approximately $5 million.

The Company intends to put commodity hedge contracts in place for the DJ property oil and gas production in the very near term.

SECTION 9 FINANCIAL STATEMENTS AND EXHIBITS.
ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

No.	Description

10.1	Asset Exchange Agreement dated September 26, 2007 by and between Teton Energy Corporation, Teton Piceance LLC and Delta Petroleum Corporation.

99.1	Press Release of Teton Energy Corporation dated September 26, 2007

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: October 2, 2007	TETON ENERGY CORPORATION

	By:	/s/ Karl F. Arleth
Karl F. Arleth
Chief Executive Officer

EXHIBIT INDEX

No.	Description

10.1	Asset Exchange Agreement dated September 26, 2007 by and between Teton Energy Corporation, Teton Piceance LLC and Delta Petroleum Corporation.

99.1	Press Release of Teton Energy Corporation dated September 26, 2007.